pressrelease
U.S. Media Relations                        Investor Relations
Mike Jacobsen, APR                        Steve Virostek
+1-330-490-3796                        +1-330-490-6319
michael.jacobsen@dieboldnixdorf.com            steve.virostek@dieboldnixdorf.com

Germany Media Relations
Andreas Bruck
+49 151 1512 3018
andreas.bruck@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:
Feb. 16, 2017

WUNRAM NAMED DIEBOLD NIXDORF CHIEF OPERATING OFFICER, JOINS BOARD OF DIRECTORS; HEIDLOFF RESIGNS AS PRESIDENT

NORTH CANTON, Ohio, USA and PADERBORN, Germany - Following the registration of the domination and profit and loss transfer agreement (DPLTA) announced Feb. 14, Diebold Nixdorf, Incorporated (NYSE:DBD) today announced two key, global leadership changes. Dr. Juergen Wunram, senior vice president and chief integration officer, has been appointed chief operating officer (COO). Wunram also will join the company’s board of directors. In addition, Eckard Heidloff, president of Diebold Nixdorf, is resigning from the company effective March 31.
“I am excited for Juergen to take on this major leadership role. His experience in management and process improvement will be invaluable as we shift the company’s integration into high gear,” said Andy W. Mattes, chief executive officer, Diebold Nixdorf. “Also, I want to personally thank Eckard for being a crucial partner in making Diebold Nixdorf a reality. His leadership was paramount in the successful transition of our new company.”
In his role, Wunram’s responsibilities will include integration, IT, security, quality, indirect procurement, the EMEA business, as well as the company’s retail business and Aevi subsidiary. He will be based in Germany. Wunram served as the chief financial officer (CFO) and COO, and a member of the executive board for Wincor Nixdorf AG, since 2007. In 2013, he was also appointed deputy CEO for the company. Prior to joining Wincor Nixdorf, Wunram was a director at McKinsey & Company where he served as a consultant since 1992. He led McKinsey’s Hamburg office and was a member of the leadership team for the European High-Tech Sector and Operations Practice. Wunram has a doctorate in mathematics from the University of Hamburg, Germany.

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Since joining Nixdorf Computer AG in 1983, Heidloff held a series of leadership positions in both the retail and financial self-service businesses that played a key role in shaping the company’s success over the years. He was appointed CFO and COO for Wincor Nixdorf AG in 2004. In 2007, Heidloff was named the company’s president and chief executive officer. Heidloff has a Diplom Kaufmann in business administration from the University of Paderborn.

About Diebold Nixdorf

Diebold Nixdorf is a world leader in enabling connected commerce for millions of consumers each day across the financial and retail industries. Its software-defined solutions bridge the physical and digital worlds of cash and consumer transactions conveniently, securely and efficiently. As an innovation partner for nearly all of the world’s top 100 financial institutions and a majority of the top 25 global retailers, Diebold Nixdorf delivers unparalleled services and technology that are essential to evolve in an ‘always on’ and changing consumer landscape.
Diebold Nixdorf has a presence in more than 130 countries with approximately 25,000 employees worldwide. The organization maintains corporate offices in North Canton, Ohio, USA and Paderborn, Germany. Shares are traded on the New York and Frankfurt Stock Exchanges under the symbol ‘DBD’. Visit www.DieboldNixdorf.com for more information.

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